Exhibit 10.3

Purple Innovation, Inc.

2017 EQUITY INCENTIVE PLAN

Restricted Share Unit Agreement

Purple Innovation, Inc., a Delaware corporation (the “Company“), hereby grants to Participant identified below, as of the below Date of Grant, the right to receive shares of Class A Common Stock, par value $0.0001 per share, in an amount equal to the Number of Shares specified below on the terms and conditions contained in this Restricted Share Unit Agreement and the Company’s Amended and Restated 2017 Equity Incentive Plan (the “Plan“), a copy of which have been provided to Participant. Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the Plan as it currently exists or may hereafter be amended.

1.	Name of Participant: [*]

2.	Number of Shares: [*] shares (the “Restricted Shares”) of Class A Common Stock of Purple Innovation, Inc.

3.	Date of Grant: March [*], 2025

4.	Vesting Period: Except as provided in Sections 5 and 6 of this Agreement, the Restricted Shares to be issued under this Agreement shall be subject to three-year cliff vesting with 100% of the grant vesting on March [*], 2028, with fractional numbers rounded down to the nearest whole number (the “Vesting Period”). Vesting during the Vesting Period is subject to the Participant continuing to be employed by the Company. Subject to this Agreement and the Plan, the shares to be distributed under this Agreement shall be issued and distributed as soon as administratively practicable after the restriction is lifted upon vesting (the “Distributed Shares”) during the Vesting Period.

5.	Termination of Employment: Except as described in this Section, in the event Participant’s employment is terminated prior to the end of the Vesting Period for any reason, Participant’s rights to vesting that has not occurred shall be immediately and irrevocably forfeited; provided, however, if Participant’s termination occurs by reason of involuntary termination by the Company without Cause (as defined below) and not due to the Participant’s Disability (as defined below) and Participant executes and do not revoke a general release of claims in the form provided by the Company no later than 60 days following Participant’s last day of employment (or such earlier time as set forth in the general release), a pro-rata portion of the Participant’s Restricted Shares shall vest and become payable upon such termination of employment. The pro-rata portion shall equal the product of the Restricted Shares multiplied by the ratio of the number of full calendar days the Participant was employed by the Company during the Vesting Period over 1096. For purposes of this Agreement, “Cause” means the Participant’s (i) failure to perform reasonable duties assigned to the Participant by the Participant’s supervisor, or violation of any lawful rule, policy or handbook established by the Company and such failure or violation continues uncured for a period of thirty (30) days after written notice from the Company to Participant specifying the failure or violation; (ii) conviction or plea of guilty/nolo contendere to a felony, or perpetration of a serious dishonest act against the Company or any affiliates; (iii) willful misconduct, including (a) conduct which does or which could reasonably be expected to bring the Company or its affiliates into public disgrace or embarrassment; (b) misappropriation of funds, (c) personal profit or attempted personal profit in connection with a Company transaction, (d) misrepresentation of the financial results, financial condition or other material business results of the Company, or (e) violation of law or regulations on Company premises; (iv) an act of moral turpitude, fraud, dishonesty, theft, or unethical business conduct, any of which is or could reasonably be expected to be materially injurious to the Company’s reputation; (v) aiding a competitor which adversely affects Company; (vi) misappropriation of a Company opportunity for personal benefit; (vii) material compromise of Company trade secrets or other confidential and proprietary information of the Company or its affiliates; or (viii) alcoholism or drug abuse. For purposes of this Agreement, “Disability” means Participant qualifies for disability benefits under the Company’s long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then Participant is unable to perform the essential functions of Participant’s position at the Company, after reasonable accommodation by the Company, for a period of at least 120 consecutive days or 180 days in the aggregate during any period of 365 calendar days.

6.	Change in Control: In the event of a Change in Control (defined below) during the Vesting Period, 100% of the Restricted Shares shall become 100% vested and distributed in coincident with the closing of the Change in Control. For purposes of this Agreement, “Change in Control” means (i) the acquisition by any person or “persons acting as a group” (as defined below) of capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination; or (iv) a circumstance in which the Incumbent Directors (as defined below) cease for any reason to constitute a majority of the Board. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if (x) its sole purpose is to change the state of the Company’s incorporation; (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (z) as for (i) above, following the transaction the Company remains publicly traded with a Board consisting of at least 80% “independent directors” (within the meaning of laws and regulations governing the Company) and 80% directors who “beneficially own” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), if any, no more than 15% of the total voting power of outstanding capital stock of the Company. For purposes of this Agreement, “persons acting as a group” shall mean owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock (or assets), or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock (or assets), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time. For purposes of this Agreement, “Incumbent Directors” shall mean for any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved.

7.	Income Taxes: Participant is solely liable and responsible for any federal and state income or other taxes applicable upon the distribution to Participant of any Distributed Shares or other payments under this Agreement, the Company has no duty or obligation to minimize the tax consequences of this grant, vesting or distributions under this Agreement to the Participant and will not be liable to Participant for any adverse tax consequences to Participant in connection with this Agreement, and Participant acknowledges that he or she should consult Participant’s own tax advisor regarding the applicable tax consequences. Upon the distribution of Distributed Shares, Participant shall promptly pay to the Company in cash, or in previously acquired shares of the Company common stock having a fair market value equal to the amount of all applicable taxes required by the Company to be withheld or collected upon the distribution of the Distributed Shares. In the alternative, prior to vesting, Participant may direct the Company to withhold from the Distributed Shares otherwise to be distributed the number of shares having a fair market value equal to the amount of all applicable taxes required by the Company to be withheld upon the distribution of the Distributed Shares. Participant acknowledges that no shares will be distributed to Participant, notwithstanding any vesting, unless and until Participant has satisfied any obligation for withholding taxes as provided in this Agreement.

8.	Policies & Guidelines: This Agreement, the Restricted Shares, the Distributed Shares, and any equivalent replacement securities shall be subject to the Company’s clawback policy and equity ownership guidelines approved by the Board of Directors as they may be amended from time to time.

9.	Restrictions. Participant’s rights in any Restricted Shares, Distributed Shares, or any equivalent securities covered by this Agreement shall be subject to the following restrictions before and after the above Vesting Period: (a) Until any Distributed Shares are distributed to Participant under Section 4, neither Participant nor anyone claiming through Participant shall have any rights as a shareholder under this Agreement, including the right to vote or to receive dividends, stock dividends or other non-cash distributions; and (b) Participant may not transfer, sell, assign, or pledge the right to receive the Restricted Shares or Distributed Shares, other than by will or the laws of descent and distribution, or as otherwise permitted by the Committee pursuant to the Plan, and any such attempted transfer shall be void.

The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this grant is subject to these terms and provisions in all respects. This grant also is subject to Participant’s compliance with all other agreements between Participant and the Company, including but not limited to those agreements entered into at the beginning of Participant’s employment.

PURPLE INNOVATION, INC.

By
	[NAME]	Dated
[POSITION]

Agreed to and Accepted by:

By
	[NAME]	Dated

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